EXHIBIT 99.1

PEOPLE'S LIBERATION APPOINTS PRESIDENT

People's Liberation, Inc. (OTCBB:PPLB), the designer of high-end casual apparel under the brand names People's Liberation(TM) and William Rast(TM) (the
"Company"), is pleased to announce the appointment of Ted Houston as the Company's new President, effective Thursday, July 20.

Mr. Houston brings to the Company over 20 years of management experience in positions of increasing responsibility. He was most recently the Chief Operating Officer for Rock & Republic, a premium denim Company based in Los Angeles. His previous experience included senior management positions as COO of both C&C California and Dickies Girl. In addition, Mr. Houston has served as a consultant for Moss Adams.

"We are thrilled to have attracted a proven executive with the demonstrated management and organizational skills that Ted possesses," said Danny Guez, Chief Executive Officer. "Ted's appointment to this position, and the operational and business acumen he brings to People's Liberation, will allow me to focus a greater portion of my time on brand strategy and development. The future for People's Liberation has never been so exciting and we look forward to the many opportunities that lie ahead."

"I am very excited to join this dynamic team," said Mr. Houston. "The Company has a solid reputation for innovation and design, and I look forward to applying my industry knowledge and management experience to help drive People's Liberation to the next level of growth and success."

About People's  Liberation, Inc.

People's Liberation, Inc. designs, markets and sells high-end casual apparel under the brand names "People's Liberation" and "William Rast." The majority of the merchandise the Company offers consists of premium denim, knits, wovens, and outerwear for men and women. In the United States, the Company distributes its merchandise to better department stores and boutiques, such as Nordstrom, Bloomingdales, Neiman Marcus, Atrium, Fred Segal and Intermix. Internationally, in select countries, the Company sells its products directly and through distributors to better department stores and boutiques, such as Mitsukoshi, TNT, and Sears (Mexico City). The Company is headquartered in Los Angeles, California.

People's Liberation
Darryn Barber, 213-745-2123
Dbarber@peopleslib.com
or
Integrated Corporate Relations
Andrew Greenebaum or Patricia Dolmatsky, 310-954-1100 agreenebaum@icrinc.com pdolmatsky@icrinc.com